Exhibit 99.1

May 5, 2017                                      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES EXTENDS FIVE-YEAR,
$300 MILLION REVOLVING CREDIT AGREEMENT

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) announced today that it has entered into a Second Amendment to Credit Agreement with respect to its existing unsecured Credit Agreement, dated as of August 6, 2015, among Raymond James Financial, Inc. and a syndicate of lenders led by Bank of America, N.A. and Regions Bank. Pursuant to the amendment, the maturity date for any borrowings under the Credit Agreement is extended by approximately two years to May 5, 2022.

Details of the amendment will be available upon its filing on www.sec.gov no later than Friday, May 5, 2017, by searching Raymond James Financial.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has 7,200 financial advisors serving approximately 3 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are $643 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.